Exhibit 10.1
EXECUTION VERSION
PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
DELTA PETROLEUM CORPORATION
(Seller)
AND
WAPITI OIL & GAS, L.L.C.
(Buyer)
Dated June 15, 2011

ARTICLE 1 PURCHASE AND SALE	1
1.1 Purchase and Sale	1
1.2 Effective Time	1
1.3 Assets	1
1.4 Excluded Assets	3
ARTICLE 2 PURCHASE PRICE	3
2.1 Purchase Price	3
2.2 Allocation of the Purchase Price	4
2.3 Adjustments to Purchase Price and Preliminary Settlement	4
ARTICLE 3 BUYER’S INSPECTION	6
3.1 Due Diligence	6
3.2 Disclaimer	7
ARTICLE 4 TITLE MATTERS	7
4.1 Seller’s Title	7
4.2 Purchase Price Adjustment Procedures	9
4.3 Title Dispute Resolution	12
4.4 Preferential Rights and Consents	13
ARTICLE 5 ENVIRONMENTAL MATTERS	14
5.1 Definitions	14
5.2 Environmental Representation and Warranty	15
5.3 Environmental Liabilities and Obligations	15
ARTICLE 6 SELLER’S REPRESENTATIONS AND WARRANTIES	16
6.1 Status	16
6.2 Power	16
6.3 Authorization and Enforceability	16
6.4 Liability for Brokers’ Fees	16
6.5 No Bankruptcy	16
6.6 Litigation	16
6.7 Material Agreements	16
6.8 Taxes and Assessments	17
6.9 Judgments	17
6.10 Lease Status/Rentals/Royalties/Taxes	18
6.11 Calls on Production	18
ARTICLE 7 BUYER’S REPRESENTATIONS AND WARRANTIES	18
7.1 Organization and Standing	18
7.2 Power	18
7.3 Authorization and Enforceability	18
7.4 Liability for Brokers’ Fees	19
7.5 Litigation	19
7.6 Financial Resources	19
7.7 Buyer’s Evaluation	19

-i-

(continued)

-ii-

(continued)

Page
15.8 References	31
15.9 Governing Law	31
15.10 Entire Agreement	31
15.11 Knowledge	31
15.12 Binding Effect	31
15.13 Survival of Warranties, Representations and Covenants	31
15.14 No Third-Party Beneficiaries	32
15.15 Dispute Resolution and Arbitration	32

-iii-

Defined Terms	Section Reference
Affected Asset	4.4(a)
Aggregate Title Deductible	4.2(h)
Agreement	Preamble
Allocated Value	2.2
Assets	Recitals
Assumed Liabilities	14.1
Buyer	Preamble
Buyer’s Environmental Liabilities	5.3(b)
Buyer’s Knowledge	15.11(b)
Cap	14.3(c)
Casualty Loss	8.3(c)
Claim	14.4(b)
Claim Notice	14.4(a)
Closing	12.1
Closing Amount	2.3(a)
Closing Date	12.1
Code	9.1(a)
Condition	5.1
Contracts	1.3(g)
COPAS	2.3(b)
Cure Period	4.2(c)
Deductible	14.3(c)
Defect Notice Date	3.1
Defensible Title	4.1(c)
Deposit	2.1(a)
Due Diligence Period	3.1
Due Diligence Review	3.1
Effective Time	1.2
Environmental Law	5.1
Escrow Account	2.1(a)
Escrow Agent	2.1(a)
Escrow Agreement	2.1(a)
Excluded Assets	1.4
Final Purchase Price	13.1(a)
Final Settlement Date	13.1(a)
Final Settlement Statement	13.1(a)
Fundamental Representations	15.13
Governmental Entity	5.1
Hazardous Materials	5.1
Hydrocarbons	1.3(b)
Indemnified Party	14.4(a)
Indemnifying Party	14.4(a)
Individual Title Deductible	4,2(h)
Lands	1.3(a)
Leases	1.3(a)

-iv-

Defined Terms	Section Reference
Losses	14.3
Material Adverse Effect	6
Material Agreements	6.7
Net Casualty Loss	8.3(c)
Net Imbalance	2.3(f)
Net Revenue Interest	4.1(c)(i)
Notice of Defective Interest	4.2(c)
Obligations	14.1
Party; Parties	Preamble
Permitted Encumbrances	4.1(d)
Person	6.7
Plugging and Abandonment Obligations	5.1
Preliminary Settlement Statement	2.3(a)
Prior Purchase Agreement	Preamble
Production Taxes	9.1(b)
Property Expenses	2.3(c)
Purchase Price	2.1
Records	1.3(h)
Remediate; Remediation	5.1
Retained Liabilities	14.2
Seller	Preamble
Seller’s Environmental Liabilities	5.3(a)
Seller’s Knowledge	15.11(a)
Surface Contracts	1.3(f)
Survival Period	15.13
Title Adjustment Amount	4.2(j)
Title Benefit	4.2(b)
Title Benefit Notice	4.2(d)
Title Defect	4.2(a)
Title Defect Amount	4.2(g)
Title Defect Property	4.2(c)
Title Disputed Matters	4.3
Wells	1.3(c)
Working Interest	4.1(c)(ii)

-v-

List of Exhibits

Exhibit A	Leases
Exhibit B	Wells
Exhibit C	Contracts
Exhibit D	Escrow Agreement
Exhibit E	Form of Assignment, Bill of Sale and Conveyance
Exhibit F	Form of Assignment and Assumption Agreement
Exhibit G	Affidavit of Non-Foreign Status
List of Schedules

Schedule 1.6(b)	Excluded Assets
Schedule 2.2	Allocated Values
Schedule 4.4	Preferential Rights and Consents
Schedule 6.6	Pending or Threatened Litigation
Schedule 6.8	Taxes and Assessments
Schedule 6.11	Calls on Production
Schedule 15.11(a)	Seller’s Knowledge Representatives
Schedule 15.11(b)	Buyer’s Knowledge Representatives

-vi-

PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (the “Agreement”), is dated this 15th day of June, 2011, by and between Delta Petroleum Corporation, a Delaware corporation (“Seller”), whose address is 370 17th Street, Suite 4300, Denver, CO 80202, and Wapiti Oil & Gas, L.L.C., a Delaware limited liability company (“Buyer”), whose address is 800 Gessner, Suite 700, Houston, Texas 77024. Buyer and Seller are collectively and individually referred to herein as the “Parties” or a “Party”.
RECITALS
     WHEREAS, Seller owns non-operating working interests in certain oil and gas leases located in Texas, Wyoming and Utah, and associated assets as more fully described in Section 1.3 (the “Assets”);
     WHEREAS, Buyer previously acquired undivided working interests in the Assets from Seller, pursuant to a Purchase and Sale Agreement dated July 23, 2010 (the “Prior Purchase Agreement”), and Buyer is now the operator of the Assets; and
     WHEREAS, Seller desires to sell and Buyer desires to purchase all of Seller’s remaining interest in the Assets upon the terms and conditions set forth in this Agreement.
     NOW WHEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:
ARTICLE 1
PURCHASE AND SALE
     1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, assign and deliver to Buyer, all of Seller’s right, title and interest in the Assets for the consideration specified in Article 2.
     1.2 Effective Time. The purchase and sale of the Assets shall be effective as of June 1, 2011, at 7:00 a.m. at the location of the Assets (the “Effective Time”).
     1.3 Assets. As used herein, the term “Assets” refers to all of Seller’s right, title and interest in and to the following as of the Effective Time:
          (a) The oil and gas leases (including all leasehold estates, mineral interests, royalty interests, overriding royalty interests, net profits interests, or similar interests) specifically described in Exhibit A (the “Leases”) and the lands covered thereby or lands pooled or unitized therewith, and all lands covered by such leases and interests, even though such rights might be omitted from Exhibit A or incorrectly described on Exhibit A (the “Lands”);
          (b) The oil, gas, casinghead gas, coalbed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof, sulphur extracted from hydrocarbons and all other lease substances under the Leases (“Hydrocarbons”) that may be produced and saved under the Leases;
          (c) The oil, gas, water or injection wells located on the Lands, whether producing, shut-in, or temporarily abandoned, specifically described in Exhibit B (the “Wells”), including all of the personal property, equipment, fixtures and improvements used in connection therewith;
          (d) The unitization, pooling and communitization agreements, declarations, orders, and the units created thereby relating to the properties and interests described in Sections 1.3(a) through (c) and to the production of Hydrocarbons, if any, attributable to said properties and interests;
          (e) All equipment, machinery, fixtures and other tangible personal property and improvements located on or used or held for use in connection with the operation of the interests described in Sections 1.3(a) through (d) including any wells, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, platforms, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, roads, and other appurtenances, improvements and facilities;
          (f) All surface leases, permits, rights-of-way, licenses, easements and other surface rights agreements used in connection with the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the interests described in Sections 1.3(a) through (e) (the “Surface Contracts”);
          (g) All existing contracts and effective sales, purchase contracts, operating agreements, exploration agreements, development agreements, balancing agreements, farmout agreements, service agreements, transportation, processing, treatment or gathering agreements, equipment leases and other contracts, agreements and instruments, including the contracts described in Exhibit C, insofar as they directly relate to the properties and interests described in Sections 1.3(a) through (f) (the “Contracts”) and provided that “Contracts” shall not include the instruments constituting the Leases;
          (h) To the extent transferable without payment of additional consideration, originals, to the extent available, or copies of all the files, records and data relating to the items described in Sections 1.3(a) through (g) above, which records shall include, without limitation: lease records; well records; division order records; well files; title records (including abstracts of title, title opinions and memoranda, and title curative documents); engineering records; geological and geophysical data (including seismic data) and all technical evaluations, interpretive data, technical data and information relating to the Assets; correspondence; electronic data files (if any); maps; production records; electric logs; core data; pressure data; decline curves and graphical production curves; reserve reports; appraisals and accounting records (the “Records”).

     1.4 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby (collectively, the “Excluded Assets”):
          (a) (i) all corporate, financial, income, tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets) and (ii) all books, records and files that relate to the Excluded Assets;
          (b) the property listed on Schedule 1.6(b) including: (i) vehicles not used on the Assets, (ii) equipment, inventory, machinery, fixtures and other tangible personal property and improvements that are leased by Seller or located at or used in connection with any field office or yard of Seller that are not used solely in connection with the Assets (iii) any computers and related peripheral equipment that are not located on the Assets or not used solely in connection with the Assets, (iv) communications equipment that is not located on the Assets and not used solely in connection with the Assets, and (v) communications licenses granted by the Federal Communications Commission or other Governmental Entity;
          (c) all rights to any refunds for taxes or other costs or expenses borne by Seller or Seller’s predecessor’s in interest and title attributable to periods prior to the Effective Time;
          (d) Seller’s area wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;
          (e) all trade credits, account receivables, note receivables, take or pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;
          (f) Contracts and Surface Contracts to the extent the necessary consents to transfer are not obtained pursuant to Section 4.1(a);
          (g) any refunds due Seller by a third party for any overpayment of rentals, royalties, excess royalty interests or production payments attributable to the Assets with respect to any period of time prior to the Effective Time; and
          (h) any causes of action, claims, rights, indemnities or defenses with respect to the Assets, whether arising before or after the Effective Time, that relate to the Retained Liabilities or with respect to any indemnification obligation of Seller hereunder as more fully described in Article 14 below.
ARTICLE 2
PURCHASE PRICE
     2.1 Purchase Price. Subject to the other terms and conditions of this Agreement, the purchase price for the Assets shall be Forty Three Million Two Hundred Thousand Dollars ($43,200,000) (the “Purchase Price”). The Purchase Price shall be payable as follows:

          (a) Contemporaneously with the execution of this Agreement, the Parties and BNP Paribas (the “Escrow Agent”) have entered into an escrow agreement in the form of Exhibit D (the “Escrow Agreement”), pursuant to which, within one (1) business day of Seller’s and Buyer’s execution of the Agreement, Buyer shall deposit in an escrow account (“Escrow Account”), by wire transfer of immediately available funds, a deposit equal to five percent (5%) of the Purchase Price (the “Deposit”). Except as otherwise set forth in this Agreement, the Deposit together with accrued interest shall be credited against the Purchase Price at Closing, or upon termination of this Agreement, the Deposit and accrued interest shall be retained by Seller or returned to Buyer in accordance with Article 11.
          (b) The Closing Amount (as defined in Section 2.3(a) below) shall be paid at Closing by wire transfer of immediately available funds to Seller.
          (c) After Closing, final adjustments to the Purchase Price shall be made pursuant to the Final Settlement Statement to be delivered pursuant to Section 13.1(a) and payments made by Buyer or Seller as provided in Section 13.1(a).
     2.2 Allocation of the Purchase Price. Buyer and Seller have agreed upon an allocation of the unadjusted Purchase Price among each of the Assets, in compliance with the principles of Section 1060 of the Code and the regulations thereunder, which is attached hereto as Schedule 2.2. The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on Schedule 2.2, increased or reduced as described in this Article 2. Any adjustments to the Purchase Price other than the adjustments provided for in Section 2.3 shall be applied on a pro rata basis to the amounts set forth on Schedule 2.2 for all Assets. After all such adjustments are made, any adjustments to the Purchase Price pursuant to Section 2.3 shall be applied to the amounts set forth in Schedule 2.2, for the particular affected Assets. Seller is deemed to have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise Seller makes no representation or warranty as to the accuracy of the Allocated Values. Seller and Buyer agree (i) that the Allocated Values, as adjusted pursuant to the foregoing, shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of all federal, state and local Tax Returns, including without limitation Internal Revenue Service Form 8594 and (ii) that neither they nor their affiliates will take a contrary position with respect to such Allocated Values in notices to a Governmental Entity, in audit or other proceedings with respect to Taxes, in notices to preferential purchaser right holders, or in other documents or notices relating to the transactions contemplated by this Agreement.
     2.3 Adjustments to Purchase Price and Preliminary Settlement.
          (a) Preliminary Statement. The Purchase Price shall be adjusted according to this Section 2.3 without duplication. Such adjustment shall be set out on a “Preliminary Settlement Statement” that shall be delivered by Buyer to Seller at least three (3) business days prior to Closing and shall be approved by Buyer and Seller on or before Closing. The Preliminary Settlement Statement shall set forth the Purchase Price as adjusted as provided in this Section 2.3 using the best information available at Closing, which amount shall be paid at Closing and is referred to herein as the “Closing Amount.”

          (b) Proration of Costs and Revenues. Buyer shall be entitled to all production of Hydrocarbons from or attributable to the Leases, Lands, and Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses (as defined in Section 2.3(c) below) incurred at and after the Effective Time. Seller shall be entitled to all Hydrocarbon production from or attributable to Leases, Lands, and Wells prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses incurred prior to the Effective Time. “Earned” and “incurred”, as used in the Agreement shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (“COPAS”) standards, except as otherwise specified herein. For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.3(b), (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Lands, and Wells when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Lands, and Wells when they pass through the royalty measurement meters, delivery point sales meters or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the well). Buyer shall utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available. As part of Preliminary Settlement Statement, Buyer shall provide to Seller all data necessary to support any estimated allocation, for purposes of establishing the Closing Amount.
          (c) Property Expenses. The term “Property Expenses” means all capital expenses, Production Taxes (as defined and apportioned as of the Effective Time pursuant to Article 9) and operating expenses incurred in the ownership, development and operation of the Assets in the ordinary course of business and, where applicable, in accordance with any relevant operating agreement, if any, and all Lease rental and maintenance costs, net profit payments, royalties, overriding royalties and other similar burdens incurred in connection with the Leases or the production and sale of Hydrocarbons therefrom. Property Expenses shall include overhead for the period between the Effective Time and the Closing Date based upon the applicable joint operating agreement and where no joint operating agreement is applicable the overhead shall be $750.00 per month for each Well that produces for any portion of such month.
          (d) Upward Adjustments. To calculate the Closing Amount, the Purchase Price shall be adjusted upward by the following:
          (1) The proceeds received by Buyer, net of royalties, overriding royalties, profit payments and similar burdens and Production Taxes, from the sale of any Hydrocarbons that were produced from the Assets prior to the Effective Time.
          (2) An amount equal to all Property Expenses attributable to the Assets from and after the Effective Time that were paid by Seller prior to Closing (all to be apportioned as of the Effective Time except as otherwise provided);

          (3) An amount equal to the Title Adjustment Amount attributed to Title Benefits, if any, pursuant to Section 4.2; and
          (4) Any other amount provided for in this Agreement or otherwise agreed to by Buyer and Seller.
          (e) Downward Adjustments. To calculate the Closing Amount, the Purchase Price shall be adjusted downward by the following:
          (1) The amount of the Deposit;
          (2) An amount equal to the Title Adjustment Amount attributed to Title Defects, if any, pursuant to Section 4.2;
          (3) The Allocated Value of those Assets not conveyed at Closing due to the failure to obtain a consent to assign in accordance with Section 4.1(a) or the exercise of any preferential rights to purchase in accordance with Section 4.1(b).
          (4) Any proceeds on Hydrocarbons produced from and after the Effective Time, net of royalties, overriding royalties, net profit payments and similar burdens and Production Taxes, received by Seller between the Effective Time and Closing relating to the Assets;
          (5) An amount equal to all Property Expenses attributable to the Assets for the period before the Effective Time that were paid by Buyer prior to Closing;
          (6) The value of any Casualty Loss or Net Casualty Loss pursuant to Section 8.3(c); and
          (7) Any other amount provided in this Agreement or otherwise agreed to by Buyer and Seller.
          (f) Pipeline and Well Imbalance Adjustments. The Parties agree that in calculating the Closing Amount, the Purchase Price will be adjusted downward or upward, as appropriate, for pipeline and well imbalances related to the Assets, if any, as follows: The sum of all gas underproduction imbalances less the sum of all overproduction imbalances is herein called the “Net Imbalance.” The Purchase Price shall be adjusted upward (if the Net Imbalance is a positive number), or downward (if the Net Imbalance is a negative number) by an amount equal to (a) the absolute value of the Net Imbalance multiplied by (b) $3.50 per Mmbtu.
ARTICLE 3
BUYER’S INSPECTION
     3.1 Due Diligence. The Parties acknowledge that since (i) Buyer had the opportunity to conduct extensive title and environmental due diligence in connection with the Prior Purchase Agreement, and (ii) Buyer is the operator of the Assets, only limited due diligence review is necessary in connection with the transaction contemplated by this Agreement, as hereinafter provided. Upon execution of this Agreement, Seller will make the Records available to Buyer and its representatives for inspection and review at the offices of Seller during Seller’s normal business hours to permit Buyer to perform its due diligence (“Due Diligence Review”). Buyer shall be entitled to conduct its Due Diligence Review until 5:00 p.m. Mountain Time on June 28, 2011 (the “Due Diligence Period”). All notices pertaining to the Due Diligence Review must be received by Seller no later than 5:00 pm Mountain Time on June 28, 2011 (the “Defect Notice Date”)
     3.2 Disclaimer. Except for the specific representations and warranties contained in this Agreement, Seller makes no warranty or representation of any kind as to the Records or any information contained therein. Buyer agrees that any conclusions drawn from the Records shall be the result of its own independent review and judgment.
ARTICLE 4
TITLE MATTERS
     4.1 Seller’s Title.
          (a) Limited Defensible Title Representation. Seller represents to Buyer that as of the Defect Notice Date its title to the Leases and Wells is Defensible Title as defined in Section 4.1(c). Except as set forth in this Section 4.1(a), Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to the Leases and Wells and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Leases and Wells before Closing, shall be Buyer’s right to adjust the Purchase Price to the extent provided in this Article 4.
          (b) Exclusive Remedy. The representation in Section 4.1(a) shall terminate as of the Defect Notice Date and shall have no further force and effect thereafter. The Assignment and Bill of Sale delivered at Closing shall contain a limited warranty of title as set forth in the instrument attached hereto as Exhibit D. Section 4.2 shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to the Leases and Wells.
          (c) Defensible Title. The term “Defensible Title” means such ownership of record title to the Leases and Wells, that, subject to and except for Permitted Encumbrances as defined in Section 4.1(d):
          (i) Entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from any Lease or Well throughout the duration of the productive life of such Lease or Well or such specified zone(s) therein after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons (a “Net Revenue Interest”), of not less than the Net Revenue Interest share shown in Exhibit A or B, as applicable, for such Lease or Well;
          (ii) Obligates Seller to bear a percentage of the costs and expenses for the maintenance, development, operation and the production relating to any Lease or Well throughout the productive life of such Lease or Well (“Working Interest”) not greater than the Working Interest shown in Exhibit A or B, as applicable, for such Lease or Well without increase, except increases to the extent that they are accompanied by a proportionate increase in Seller’s Net Revenue Interest; and
          (iii) is free and clear of liens, encumbrances and defects.
          (d) Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:
          (1) lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interests below those set forth on Exhibit A or B, as applicable, for such Lease or Well;
          (2) statutory liens for taxes, Production Taxes or assessments not yet due and delinquent or if delinquent are being contested in good faith in the normal course of business;
          (3) all rights to consent by, required notices to, filings with, or other actions by a Governmental Entity, in connection with the conveyance of the applicable Asset if the same are customarily sought after such conveyance;
          (4) rights of reassignment contained in any Leases, or assignments thereof, providing for reassignment upon the surrender or expiration of any Leases;
          (5) easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto that do not materially interfere with the operation of the affected Asset;
          (6) the terms and conditions of the Contracts listed in Exhibit C to the extent such terms and conditions do not cause the Net Revenue Interest to be less than or the Working Interest to be more than as set forth in Exhibits A or B, respectively, for the applicable Lease or Well;
          (7) materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business (i) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, (ii) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action;
          (8) such Title Defects (as defined in Section 4.2(a)) as Buyer has waived;
          (9) any defects, irregularities or deficiencies in title to any Surface Contract that does not materially adversely affect the value of any Asset;
          (10) any liens of record that Seller causes to be released at Closing; and

          (11) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets that do not (or would not upon foreclosure or other enforcement) reduce the Net Revenue Interest set forth in Exhibit A or B, respectively, for the applicable Lease or Well, nor prevent the receipt of proceeds of production therefrom, nor increase the share of costs above the Working Interest set forth in Exhibit A or B, respectively, for the applicable Lease or Well, nor materially adversely interfere with or detract from the ownership, operation, value or use of the Assets.
     4.2 Purchase Price Adjustment Procedures.
          (a) Title Defect. As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter (including without limitation a discrepancy in Net Revenue Interest or Working Interest) that causes a breach of Seller’s representation in Section 4.1(a). Notwithstanding the foregoing, the following shall not be considered Title Defects:
          (1) defects based solely on lack of information in connection with documents filed of record not contained in Seller’s files;
          (2) defects in the chain of title consisting of the mere failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides clear and convincing evidence that such failure or omission has resulted in another Person’s actual and superior claim of title to the relevant Asset;
          (3) defects arising out of lack of survey, unless a survey is expressly required by applicable laws or regulations;
          (4) defects asserting a change in Working Interest or Net Revenue Interest based on a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the Effective Time by a party other than the Seller;
          (5) defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another person’s actual and superior claim of title to the relevant Asset;
          (6) defects based on failure to record Leases issued by the BLM, MMS or any state agency, or any assignments of record title or operating rights in such Leases, in the real property, conveyance or other records of the county in which such Lease is located;
          (7) defects that have been cured by applicable statutes of limitations for adverse possession or prescription; and
          (8) any defects arising prior to May 1, 2010.

          (b) Title Benefit. As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates (i) to increase the Net Revenue Interest of Seller in any Lease or Well above that shown in Exhibit A, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Exhibit A, or (ii) to decrease the Working Interest of Seller in any Lease or Well below that shown in Exhibit A, to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown in Exhibit A.
          (c) Notice of Defective Interest. On or before the Defect Notice Date, Buyer shall formally advise Seller in writing of any matters that in Buyer’s reasonable opinion constitute a Title Defect with respect to Seller’s title to all or any portion of the Leases and Wells (“Notice of Defective Interest”). The Notice of Defective Interest shall be in writing and contain the following: (i) a clear, complete and accurate description of the alleged Title Defect(s), (ii) the Leases or Wells (and the applicable zone(s) therein) affected by the alleged Title Defect(s) (each a “Title Defect Property”), (iii) the Allocated Value of each Lease or Well subject to the alleged Title Defect(s), (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to give Seller, on or before the end of each calendar week prior to the Defect Notice Date, written notice of all Title Defects discovered by Buyer during the calendar week preceding the calendar week then ending, which may be preliminary in nature and supplemented prior to the Defect Notice Date. Seller shall be deemed to have waived all Title Defects of which it has not given notice on or before the Defect Notice Date.
          (d) Notice of Title Benefit. On or before the Defect Notice Date, Seller shall have the right, but not the obligation, to advise Buyer in writing of any matters that in Seller’s reasonable opinion constitute a Title Benefit with respect to Seller’s title to all or any portion of the Leases and Wells (a “Title Benefit Notice”). The Title Benefit Notice shall be in writing and contain the following: (i) a description of the Title Benefit, (ii) the Leases or Wells (and the applicable zone(s) therein) affected by the Title Benefit, (iii) the Allocated Values of the Leases or Wells (and the applicable zone(s) therein) subject to such Title Benefit, and (iv) the amount by which the Seller reasonably believes the Allocated Value of those Leases or Wells (and the applicable zone(s) therein) is increased by the Title Benefit, and the computations and information upon which Seller’s belief is based. Seller shall be deemed to have waived all Title Benefits of which it has not given notice on or before the Defect Notice Date.
          (e) Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time prior to Closing (the “Cure Period”) any Title Defects of which it has been advised by Buyer.
          (f) Remedies for Title Defects. Subject to Seller’s continuing right to title dispute resolution under Section 4.3, in the event that any Title Defect timely asserted by Buyer in accordance with Section 4.3(c) actually exists and is not waived by Buyer or cured on or before Closing, Seller shall elect the following:
          (1) subject to the Individual Title Deductible and the Aggregate Title Deductible, convey the Title Defect Property to Buyer at Closing with a reduction to the Purchase Price by an amount agreed upon pursuant to Section 4.2(g) and retain the right to cure the Title Defect after Closing. Seller shall have until the Final Settlement Date in which to attempt to cure any such Title Defects. If Seller cures any such Title Defect, then Buyer shall promptly pay Seller the Title Defect Amount with respect to the Title Defect that is so cured, expressly provided that the Buyer retains the right to waive any such Title Defect that remains subject to cure and to purchase and pay for the affected Asset at any time prior to the Final Settlement Date;
          (2) with the consent of Buyer, convey the Title Defect Property to Buyer at Closing, without adjustment to the Purchase Price, and indemnify Buyer against all liability, loss, cost and expense resulting from such Title Defect, pursuant to the terms and conditions of the Indemnification Agreement attached hereto as Exhibit E; or
          (3) with the consent of Buyer, retain the entirety of the Leases or Wells subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such property and such associated Assets.
          (g) Title Defect Amount. The “Title Defect Amount” means the amount by which the Allocated Value of the Title Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:
          (1) if Buyer and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;
          (2) if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount of the payment necessary to remove the Title Defect from the Title Defect Property; and
          (3) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (1) or (2) above, the Title Defect Amount shall be determined by taking into account the following factors: (i) any discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated in Exhibit A; (ii) the Allocated Value of the Title Defect Property; (iii) the portion of the Title Defect Property affected by the Title Defect; (iv) the legal effect of the Title Defect; (v) the values placed upon the Title Defect by Buyer and Seller and (vi) such other reasonable factors as are necessary to make a proper evaluation.
Notwithstanding anything to the contrary in this Article 4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

          (h) Title Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed $20,000 (“Individual Title Deductible”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Deductible unless the Title Defect Amounts of all such Title Defects, in the aggregate, excluding any Title Defects cured by Seller, exceeds a deductible in an amount equal to One Million Dollars ($1,000,000) (“Aggregate Title Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Title Defects in excess of such Aggregate Title Deductible.
          (i) Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the same methodology, terms and conditions for determining the Title Defect Amount. Any Title Benefit Amount shall be offset against any Title Defect Amount. In the event the Title Benefit Amounts exceeds the Title Defect Amounts then in no event shall there be any adjustments to the Purchase Price or other remedies provided by Buyer for any Title Benefit that exceeds the Individual Title Deductible unless the Title Benefit amounts of all such Title Benefits, in the aggregate, exceed the Aggregate Title Deductible, after which point Seller shall be entitled to an adjustment to the Purchase Price only with respect to Title Benefits in excess of such Aggregate Title Benefit Deductible.
          (j) Title Adjustment Amount. The amount by which the Purchase Price is adjusted under this Article 4 for a Title Defect Amount or a Title Benefit Amount shall be referred to as the “Title Adjustment Amount”, provided, however, that Buyer, at its sole discretion, may elect to waive all or any portion of any Title Defect as to the Buyer, so as to reduce the aggregate Title Adjustment Amount below such percentage which would prevent termination of this Agreement pursuant to Section 11.1(d).
     4.3 Title Dispute Resolution. The Parties agree to resolve disputes concerning the following matters pursuant to this Section 4.3: (i) the existence and scope of a Title Defect, Title Benefit or Title Adjustment Amount, (ii) the Title Defect Amount of that portion of the Asset affected by a Title Defect and (iii) the adequacy of Seller’s Title Defect curative materials and Buyer’s reasonable satisfaction thereof (the “Title Disputed Matters”). The Parties agree to attempt to initially resolve all disputes through good faith negotiations. If the Parties cannot resolve disputes regarding items (i), (ii) and (iii) on or before Closing, the asset will be excluded from the Closing and the Purchase Price reduced by the Allocated Value of the affected Asset. Further, the Title Disputed Matters will be finally determined by binding arbitration pursuant to Section 15.15 but the independent arbitrator appointed pursuant to Section 15.15 shall be qualified by education, knowledge and experience with title defects affecting the types of properties which are subject to the disputed Title Defect and have a minimum of ten years experience with such types of defects and properties. The arbitrator shall employ such independent attorneys, petroleum engineers and/or other consultants as deemed necessary. On or before forty-five (45) days after Closing, Buyer and Seller shall present their respective positions in writing to the arbitrator, together with such evidence as each Party deems appropriate. The arbitrator shall be instructed to resolve the dispute through a final decision within sixty (60) days after Closing and the final decision may be reflected in the Final Settlement Statement. To the extent that the arbitrator so rules, Seller will convey to Buyer the affected Asset in accordance with the terms and conditions of the decision rendered by the arbitrator.
     4.4 Preferential Rights and ConsentsExcept for Permitted Encumbrances, all preferential rights to purchase and consents to assign are listed on Schedule 4.4. The remedies set forth in this Section 4.4 are the exclusive remedies under this Agreement for consents to assign and preferential rights to purchase that are disclosed on Schedule 4.4 or are discovered prior to Closing.
          (a) Consents. Promptly after execution hereof, Seller shall use reasonable best efforts to send notices to those persons necessary to request all required consents to assignment of the Assets. If prior to Closing Seller fails to obtain a consent to assign that would invalidate the conveyance of the Asset affected by the consent to assign or materially affect the value or use of the Asset (“Affected Asset”), then Seller shall retain the Affected Asset and the Purchase Price shall be reduced by the Allocated Value of the Affected Asset. If such consent has been obtained as of the Final Settlement Date, Seller shall convey the Affected Asset to Buyer effective as of the Effective Time and Buyer shall pay Seller the Allocated Value of the Affected Asset, in accordance with the terms and conditions of this Agreement. If such consent has not been obtained as of the Final Settlement Date, the Affected Asset shall be excluded from the sale and the Purchase Price shall be deemed to be reduced by an amount equal to the Allocated Value of the Affected Asset. Buyer shall reasonably cooperate with Seller in obtaining any required consent including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments as a condition of obtaining such consent.
          (b) Preferential Purchase Rights. Seller shall use reasonable best efforts to give notices required in connection with preferential purchase rights prior to Closing. If any preferential right to purchase any portion of the Assets is exercised prior to the Closing Date, then that portion of the Assets affected by such preferential purchase right shall be excluded from the Assets and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets without the requirement for Buyer to give notice. If by Closing, either (i) the time frame for the exercise of a preferential purchase right has not expired and Seller has not received notice of an intent not to exercise or a waiver of the preferential purchase right, or (ii) a third party exercises its preferential right to purchase, but fails to consummate the purchase prior to the Closing, then Seller shall retain the affected Assets and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets. As to any Assets retained by Seller under this Section 4.4(b), following Closing if the preferential right to purchase is not consummated within the time frame specified in the preferential purchase right, or if the time frame for exercise of the preferential purchase right expired without exercise after the Closing, Seller shall promptly convey the affected Asset to Buyer effective as of the Effective Time, and Buyer shall pay the Allocated Value thereof pursuant to the terms of this Agreement up to and through the Final Settlement Date and in connection with the payments to be made with respect to the Final Settlement Statement as set forth in Section 13.1, below.

ARTICLE 5
ENVIRONMENTAL MATTERS
     5.1 Definitions. For the purposes of the Agreement, the following terms shall have the following meanings:
     “Condition” means any circumstance, status or defect that requires Remediation comply with Environmental Laws.
     “Environmental Law” or “Environmental Laws” shall mean shall mean any federal, tribal, state, local or foreign law (including common law), statute, rule, regulation, requirement, ordinance and any writ, decree, bond, authorization, approval, license, permit, registration, binding criteria, standard, consent decree, settlement agreement, judgment, order, directive or binding policy issued by or entered into with a Governmental Entity pertaining or relating to: (a) pollution or pollution control, including, without limitation, storm water; (b) protection of human health from exposure to Hazardous Materials or protection of the environment; (c) employee safety in the workplace; or (d) the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Hazardous Materials. “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Endangered Species Act, and the regulations and orders respectively promulgated thereunder, each as amended, or any equivalent or analogous state or local statutes, laws or ordinances, any regulation promulgated thereunder and any amendments thereto.
     “Governmental Entity” means any national, state, local, native or tribal government or any subdivision, agency, court, commission, department, board, bureau, regulatory authority or other division or instrumentality thereof.
     “Hazardous Materials” shall mean, without limitation, any waste, substance, product, or other material (whether solid, liquid, gas or mixed), which is or becomes identified, listed, published, or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material, oil, or petroleum waste, or which is otherwise regulated or restricted under any Environmental Law.
     “Plugging and Abandonment Obligations” means any and all responsibility and liability for the following, arising out of or relating to the Assets, whether before, on, or after the Effective Time: (i) the necessary and proper plugging, replugging, and abandonment of all Wells; (ii) the necessary and proper removal, abandonment, and disposal of all structures, pipelines, equipment, operating inventory, abandoned property, trash, refuse, and junk located on or comprising part of the Assets; (iii) the necessary and proper capping and burying of all associated flow lines located on or comprising part of the Assets; and (iv) the necessary and proper restoration of the surface and subsurface to the condition required by applicable laws, permits, orders, and contracts.
     “Remediation” or “Remediate” means investigation, assessment, characterization, delineation, monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment or cleanup of Hazardous Materials or other similar actions as required by any applicable Environmental Laws from soil, land surface, groundwater, sediment, surface water, or subsurface strata or otherwise for the general protection of human health and the environment.
     5.2 Environmental Representation and Warranty. For the period of Seller’s ownership of the Assets, Seller represents and warrants to Buyer that to Seller’s Knowledge, Seller has not received a written notice of a material violation of an Environmental Law with respect to the Assets.
     5.3 Environmental Liabilities and Obligations.
          (a) Seller’s Environmental Liabilities. Upon Closing, Seller agrees to retain and pay, perform, fulfill and discharge all claims, cost, expenses, liabilities and obligations accruing or relating to and release Buyer (but no other third parties) from all Losses (as defined in Section 14.3) (including any civil fines, penalties, costs of Remediation and expenses for the modification, repair or replacement of facilities on the Lands) brought or assessed by any and all persons, including any Governmental Entity, as a result of any personal injury, illness or death, any damage to, destruction or loss of property, and any damage to natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves any Condition relating to the Assets and attributable to periods of time prior to May 1, 2010 (the Effective Time of the Prior Purchase Agreement) that Seller had ownership of the Assets, excluding any Plugging and Abandonment Liabilities (collectively, “Seller’s Environmental Liabilities”).
          (b) Buyer’s Environmental Liabilities. Upon Closing, Buyer agrees to assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to and release Seller, its stockholders, directors, officers, employees, agents and representatives, and their respective successors and assigns (but no other third parties) from all Losses (including any civil fines, penalties, costs of assessment, clean-up, removal and Remediation, and expenses for the modification, repair or replacement of facilities on the Lands) brought or assessed by any and all persons, including any Governmental Entity, as a result of any personal injury, illness or death, any damage to, destruction or loss of property, and any damage to natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly involves any Condition relating to the Assets, including Plugging and Abandonment Obligations, but excluding Seller’s Environmental Liabilities (collectively, “Buyer’s Environmental Liabilities”).

ARTICLE 6
SELLER’S REPRESENTATIONS AND WARRANTIES
     Seller makes the following representations and warranties as of Closing except where otherwise indicated. The term “Seller’s Knowledge” has the meaning set forth in Section 15.11(a). The term “Material Adverse Effect” shall mean any change, development, or effect (individually or in the aggregate) which is, or is reasonably likely to be, materially adverse to the Assets, as a whole, or with respect to any Asset, as the context may require.
     6.1 Status. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to carry on its business in such other jurisdictions as may be necessary.
     6.2 Power. Seller has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations hereunder. The execution and delivery of this Agreement does not, and the performance of Seller’s obligations hereunder will not, as of Closing, violate, or be in conflict with, any material provision of Seller’s governing documents, or any judgment, decree, order, statute, rule or regulation applicable to Seller.
     6.3 Authorization and Enforceability. This Agreement constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.
     6.4 Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.
     6.5 No Bankruptcy. The Purchase Price and terms and conditions of this Agreement constitute reasonably equivalent value in exchange for the Assets, and Seller is not transferring the Assets with any intent to hinder, delay or defraud any entity to which Seller is indebted. There are no bankruptcy proceedings pending, being contemplated by or, to the Knowledge of Seller, threatened against Seller.
     6.6 Litigation. Except as provided on Schedule 6.6, there are no actions, suits or proceedings pending or, to the Knowledge of Seller, threatened, against the Seller or any of the Assets in the future, in any court or by or before any federal, state, municipal or other governmental agency that has arisen on or after May 1, 2010 and that would have a Material Adverse Effect on the Seller or the Assets or impair Seller’s ability to consummate the transactions contemplated hereby; nor is Seller in default under any material order, writ, injunction, or decree of any court or federal, state, municipal or other governmental agency, that has been issued on or after May 1, 2010.
     6.7 Material Agreements. Except for the Leases, Exhibit C sets forth all of the following contracts (the “Material Agreements”) which are included in the Assets or by which any of the Assets will be bound following the Closing: (a) any agreement with any affiliate of

Seller; (b) any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Seller’s interest in the Assets or for the purchase, processing or transportation of any Hydrocarbons, in each case that is not cancelable without penalty or other payment on not more than ninety (90) days prior written notice, other than terms of operating agreements or gas balancing agreements which permit an operator or other co owner to take or market production of a non taking co owner; (c) any agreement of or binding upon Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets after the date hereof, other than non consent penalties for nonparticipation in operations under operating agreements, conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets; (d) any tax partnership agreement of or binding upon Seller affecting any of the Assets; (e) any agreement which creates any area of mutual interest or similar provision with respect to the acquisition by Seller or its assigns of any interest in any Hydrocarbons, land or asset or contains any restrictions on the ability of Seller or its assigns to compete with any other individual or entity, including, without limitation, any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or government (including any board, agency, political subdivision or other body thereof) (“Person”); (f) any agreement (other than joint operating agreements, unit operating agreements and similar agreements) that could reasonably be expected to result in aggregate payments by Seller with respect to the Assets in excess of Fifty Thousand Dollars ($50,000) during the current or any subsequent year; or (g) any agreement that could reasonably be expected to result in aggregate revenues to Seller with respect to the Assets in excess of Fifty Thousand Dollars ($50,000) during the current or any subsequent year. To Seller’s Knowledge, Seller is not (and to Seller’s Knowledge, no other Person is) in material default (or with the giving of notice or the lapse of time or both, would not be in default) under any Material Agreement arising on or after May 1, 2010, except as disclosed on Exhibit C. Prior to execution of this Agreement, Seller has provided Buyer or made available to Buyer, true, correct and complete copies of the Material Agreements. To Seller’s Knowledge, the Material Agreements are in full force and effect in accordance with their terms, and valid and binding obligation of the Seller, and to the Seller’s Knowledge, each of the other parties thereto, and enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor’s rights generally and by equitable principles.
     6.8 Taxes and Assessments. Except as set forth on Schedule 6.8, to Seller’s Knowledge, all material taxes and assessments pertaining to the Assets based on or measured by the ownership of property for all taxable periods after May 1, 2010 that were required to be paid prior to the Effective Time, have been properly paid. To Seller’s Knowledge, all income taxes and obligations relating thereto that could result in a lien or other claim against any of the Assets have been properly paid, unless contested in good-faith by appropriate actions. Since May 1, 2010, Seller has not received written notice nor has Knowledge of any pending claim or audit against Seller from any applicable taxing authority for assessment of taxes with respect to the Assets.
     6.9 Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against Seller related to the Assets that were entered on or after May 1, 2010.

     6.10 Lease Status/Rentals/Royalties/Taxes. To Seller’s Knowledge, (i) there are no currently pending requests or demands for payments, adjustments of payments or performance pursuant to obligations under the Leases arising on or after May 1, 2010, to the extent that non-compliance with the forgoing by Seller would have a Material Adverse Effect on any of the Assets and (ii) since May 1, 2010, Seller has not received a written notice of default with respect to the payment or calculation of any material amount of any rentals, royalties and/or Production Taxes attributable to the Assets.
     6.11 Calls on Production. Except as set forth on Schedule 6.11, since May 1, 2010, Seller has not (i) received any material advance, “take-or-pay” or other similar payments under production sales contracts that entitle the purchasers to “make up” or otherwise receive deliveries of Hydrocarbons without paying at such time the contract price therefore or (ii) taken or received any amount of Hydrocarbons under any gas balancing agreements or any similar arrangements not accounted for in a purchase price adjustment that permit any person thereafter to receive any portion of the interest of Seller to “balance” any disproportionate allocation of Hydrocarbons. Except as set forth on Schedule 6.11, no Hydrocarbons attributable to the Assets are subject to a sales contract entered in to on or after May 1, 2010 (other than contracts terminable on no more than thirty (30) days’ notice) and no person has any call upon, option to purchase or similar rights with respect to the production from the Assets under any contract entered into on or after May 1, 2010; production from the Assets is not bound by any gas dedications or subject to any monetary or in kind through-put fees or charges in connection with gathering or transportation under any contract entered into on or after May 1, 2010; and the Assets are not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts entered into on or after May 1, 2010 that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, securities, foreign exchange rates or interest rates that will continue after Closing.
ARTICLE 7
BUYER’S REPRESENTATIONS AND WARRANTIES
     Buyer makes the following representations and warranties as of Closing and as of the Effective Time. The term “Buyer’s Knowledge” has the meaning set forth in Section 15.11(b).
     7.1 Organization and Standing. Buyer is a limited liability company corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to carry on its business in such other jurisdictions as may be necessary.
     7.2 Power. Buyer has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any material provision of Buyer’s governing documents, or, to the Buyer’s Knowledge, any judgment, decree, order, statute, rule or regulation applicable to Buyer.
     7.3 Authorization and Enforceability. This Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.
     7.4 Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.
     7.5 Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer’s Knowledge, threatened against it before any governmental authority that impedes or is likely to impede its ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by it under this Agreement.
     7.6 Financial Resources. Buyer has the financial resources available to close the transaction contemplated by this Agreement without the need to obtain financing.
     7.7 Buyer’s Evaluation.
          (a) Review. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer has been afforded the opportunity to examine the Records and materials made available to it by Seller in Seller’s offices with respect to the Assets. Buyer acknowledges that Seller has not made any representations or warranties as to the Records or otherwise except as expressly and specifically provided herein and that Buyer may not rely on any of Seller’s estimates with respect to reserves, the value of the Assets, projections as to future events or other internal analyses or forward looking statements.
          (b) Independent Evaluation. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction including without limitation its own estimate and appraisal of the extent and value of the Hydrocarbon reserves of the Assets.
ARTICLE 8
COVENANTS AND AGREEMENTS
     8.1 Covenants and Agreements of Seller. Seller covenants and agrees with Buyer as follows:
          (a) Restriction on Operations. Unless Seller obtains the prior written consent of Buyer to act otherwise, which consent shall not be unreasonably withheld, Seller will use good-faith efforts within the constraints of the applicable operating agreements and other applicable agreements not to (i) abandon any part of the Assets (except in the ordinary course of business or the abandonment of Leases upon the expiration of their respective primary terms or if not capable of production in paying quantities, provided Seller first notifies Buyer and obtains consent for the proposed abandonment), (ii) convey or dispose of any part of the Assets (other than replacement of equipment or sale of Hydrocarbons produced from the Assets in the regular course of business), (iii) enter into any farm-out, farm-in or other contract affecting the Assets,

(iv) consent to letting lapse any insurance now in force with respect to the Assets, or (v) materially modify or terminate any contract material to the operation of the Assets.
          (b) Status. Seller shall use all reasonable efforts to assure that as of the Closing Date, Seller will not agree to any material legal or contractual restriction that would prohibit or materially delay the timely consummation of the transactions contemplated hereby.
          (c) Notices of Claims. Seller shall promptly notify Buyer, if, between the date of execution of this Agreement and the Closing Date, Seller receives written notice of any claim, suit, action or other proceeding or written notice of any material default under any material contracts affecting the Assets, and prompt notice of any event that would have a Material Adverse Effect on any of the Assets, or the Transaction.
     8.2 Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller as follows:
          (a) Status. Buyer shall use all reasonable efforts to assure that as of the Closing Date it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the transaction contemplated hereby.
          (b) Confidentiality. The Parties are currently subject to a Confidentiality Agreement dated December 31, 2009 that will remain in full force and effect following execution of this Agreement, and will control in the event of a termination of this Agreement.
     8.3 Covenants and Agreements of the Parties.
          (a) Communication Between the Parties Regarding Breach. If Buyer or Seller develops information during its due diligence that leads either Party to believe that the other Party has materially breached a representation or warranty under this Agreement, the non-breaching Party shall inform the alleged breaching Party in writing of such potential breach as soon as possible, but in any event, at or prior to Closing.
          (b) Cure Period for Breach. If any Party to this Agreement believes the other Party has materially breached the terms of this Agreement, the Party who believes the breach has occurred shall give written notice to the breaching Party of the nature of the breach and give that Party two (2) business days to cure. Notwithstanding the foregoing, this Section 8.3(b) shall not apply to breach of the Parties’ obligations at Closing and shall not operate to delay Closing beyond June 30, 2011.
          (c) Casualty Loss. Prior to Closing, if a portion of the Assets is destroyed by fire or other casualty or if a portion of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”), Buyer shall not be obligated to purchase such Asset. If Buyer declines to purchase such Asset, the Purchase Price shall be reduced by the Allocated Value of such Asset. If Buyer elects to purchase such Asset, the Purchase Price shall be reduced by the estimated cost to repair such Asset (with equipment of similar utility), less all insurance proceeds which shall be payable to Buyer, up to the Allocated Value thereof (the reduction being the “Net Casualty Loss”). Seller, at its sole option, may elect to cure such Casualty Loss and, in such event, Seller shall be entitled to all insurance proceeds.

If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility, or replace any real property with real property of similar nature and kind if such property is acceptable to Buyer in its sole discretion. If Seller elects to cure the Casualty Loss, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof.
          (d) Cooperation and Good Faith. The Parties agree to cooperate and act in good faith in carrying out each of its respective obligations hereunder, including the preparation and filing of any notices, disclosures, reports or other documents that may be necessary to the consummation of the transaction contemplated by this Agreement.
ARTICLE 9
TAX MATTERS
     9.1 Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:
          (a) “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (b) “Production Taxes” shall mean all ad valorem, property, production, excise, net proceeds, severance, windfall profit and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes.
     9.2 Production Tax Liability. Subject to the treatment of ad valorem taxes provided below, all Production Taxes shall be prorated between Buyer and Seller as of the Effective Date for all taxable periods that include the Effective Date based upon relative days of ownership of the Assets during the relevant taxable period. The Parties acknowledge that in certain states, such as Colorado, ad valorem taxes assessed against the Assets are measured by the value of the preceding year’s production. Ad valorem taxes shall be the responsibility of the Party who owned the Asset when the production which is the basis for the tax assessment occurred. By way of illustration, in Colorado, 2012 ad valorem taxes payable in 2013 are based on the value of 2011 production so shall be the liability of and shall be paid by the Party with respect to the time that it owned the Assets in 2011. Each Party shall promptly furnish to the other copies of any ad valorem tax assessments and tax statements (or invoices therefore from the operator of the Assets) received by it pertaining to the respective Asset. Each Party shall timely pay all ad valorem taxes for which it has liability under this Section and shall furnish to the other Party evidence of such payment.
     9.3 Sales Taxes. All sales, use or other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer.
     9.4 Tax Reports and Returns. For tax periods in which the Effective Time occurs, Seller agrees to immediately forward to Buyer copies of any tax reports and returns received by Seller after Closing and provide Buyer with any information Seller has that is necessary for Buyer to file any required tax reports and returns related to the Assets. Buyer agrees to file all tax returns and reports applicable to the Assets that Buyer is required to file after the Closing and, subject to the provisions of Section 9.2, to pay all required Production Taxes payable with respect to the Assets.
ARTICLE 10
CONDITIONS PRECEDENT TO CLOSING
     10.1 Seller’s Conditions. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:
          (a) All representations and warranties of Buyer contained in this Agreement are true in all material respects (except for such representations and warranties that are qualified by materiality or Material Adverse Effect or words of similar import, which shall be true and correct in all respects) on the date hereof and as of the Closing Date in accordance with their terms as if such representations and warranties were remade at and as of the Closing Date, and Buyer has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer or jointly by Buyer and Seller at or prior to the Closing in all material respects and Buyer shall deliver a certificate to Seller confirming the foregoing; and
          (b) No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at Closing.
     10.2 Buyer’s Conditions. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:
          (a) All representations and warranties of Seller contained in this Agreement are true in all material respects (except for such representations and warranties that are qualified by materiality or Material Adverse Effect or words of similar import, which shall be true and correct in all respects) on the date hereof and as of the Closing Date in accordance with their terms as if such representations and warranties were remade at and as of the Closing Date and Seller has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller or jointly by Buyer or Seller at or prior to the Closing in all material respects and Seller shall deliver a certificate to Buyer confirming the foregoing; and
          (b) No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing.

ARTICLE 11
RIGHT OF TERMINATION
     11.1 Termination. This Agreement may be terminated in accordance with the following provisions:
          (a) by mutual consent of Seller and Buyer;
          (b) by Seller, if Seller’s conditions set forth in Section 10.1 are not satisfied through no fault of Seller, or are not waived by Seller, as of June 30, 2011;
          (c) by Buyer, if Buyer’s conditions set forth in Section 10.2 are not satisfied through no fault of Buyer, or are not waived by Buyer, as of June 30, 2011;
          (d) by Seller, if, through no fault of Seller, the Closing does not occur on or before June 30, 2011;
          (e) by Buyer, if, through no fault of Buyer, the Closing does not occur on or before June 30, 2011;
          (f) by Buyer or Seller, if the sum of (i) the Title Defect Amounts (as may be offset by the Title Benefit Amounts), (ii) the Allocated Value of Affected Assets retained by Seller under Section 4.4(a) or 4.4(b), and (iii) any Casualty Loss or Net Casualty Loss under Section 8.3(c) exceeds ten percent (10%) of the Purchase Price in the aggregate.
     11.2 Liabilities Upon Termination.
          (a) Buyer’s Default. If Closing does not occur because Buyer wrongfully failed to tender performance at Closing, or otherwise breached this Agreement prior to Closing, and all of the conditions to Closing under Section 10.2 have been satisfied or waived (other than those conditions involving deliveries at Closing) and Seller is ready to close, Seller shall be entitled to receive from the Escrow Account as liquidated damages, the Deposit (and all earned interest, if any, thereon), as Seller’s sole remedy at law and in equity. The Parties agree that the damages that would be suffered by Seller as a result of Buyer’s breach would be difficult to estimate and that the liquidated damages described herein represent a reasonable estimation of such damages and do not constitute a penalty. Buyer’s failure to close shall not be considered wrongful if Buyer has the right to terminate or has terminated this Agreement as of right under Sections 11.1(c), 11.1(e) or 11.1(f).
          (b) Seller’s Default. If Closing does not occur because Seller wrongfully failed to tender performance at Closing, or otherwise breached this Agreement prior to Closing, and all of the conditions to Closing under Section 10.1 have been satisfied or waived (other than those conditions involving deliveries at Closing) and Buyer is ready to close, Escrow Agent shall promptly return the Deposit (and all earned interest, if any, thereon) to Buyer and Buyer shall be entitled to enforce the remedy of specific performance against Seller hereunder, and shall be entitled to recover from Seller all court costs and attorney’s fees incurred by Buyer, in addition to any and all other rights and remedies to which Buyer may be entitled at law or in equity.

Seller’s failure to close shall not be considered wrongful if Seller has the right to terminate or has terminated this Agreement as of right under Sections 11.1(b), 11.1(d) or 11.1(f).
ARTICLE 12
CLOSING
     12.1 Date of Closing. The “Closing” of the transactions contemplated hereby shall be held on or before June 30, 2011, or such earlier date as the Parties may mutually agree. The date the Closing actually occurs shall be the “Closing Date”.
     12.2 Place of Closing. The Closing shall be held at the offices of Seller at 9:00 a.m. or at such other time and place as Buyer and Seller may agree in writing.
     12.3 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
          (a) Seller and Buyer shall execute, acknowledge and deliver to Buyer (i) an Assignment, Bill of Sale and Conveyance of Assets effective as of the Effective Time substantially in the form of Exhibit E with a special warranty of title by, through and under Seller but not otherwise and with no warranties, express or implied, as to the personal property, fixtures or condition of the Assets which are conveyed “as is, where is”; (ii) such other assignments, bills of sale, certificates of title, or deeds necessary to transfer the Assets to Buyer including, without limitation, federal and state forms of assignment; and (iii) an Assignment and Assumption Agreement in the form attached as Exhibit F under which Seller assigns and Buyer assumes Seller’s interest in the contracts included in the Assets in accordance with the terms of this Agreement;
          (b) Seller and Buyer shall deliver the certificates required in Sections 10.2(a) and 10.1(a), respectively.
          (c) Seller and Buyer shall execute and deliver the Preliminary Settlement Statement;
          (d) Buyer shall cause the Closing Amount to be paid by wire transfer of immediately available funds;
          (e) Seller shall execute, acknowledge and deliver transfer orders or letters in lieu thereof notifying all purchasers of production of the change in ownership of the Assets and directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets;
          (f) Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code in the form of Exhibit G;
          (g) Seller shall deliver a written release of all of the liens on the Assets from its secured lender in a form to be approved by the Buyer; and

          (h) Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.
ARTICLE 13
POST-CLOSING OBLIGATIONS
     13.1 Post-Closing Adjustments.
          (a) Final Settlement Statements. As soon as practicable after the Closing, but in no event later than ninety (90) days after Closing, Buyer, with the assistance of Seller’s staff and with access to such records as necessary, will cause to be prepared and delivered to Seller, in accordance with customary industry accounting practices, (i) the final settlement statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price in final form in accordance with Section 2.3 and showing the calculation of such adjustments and the resulting final purchase price (the “Final Purchase Price”). As soon as practicable after receipt of the Final Settlement Statement but in no event later than on or before thirty (30) days after receipt of such statement, Seller shall deliver to Buyer a written report containing any changes that Seller proposes to make to the Final Settlement Statement. Seller’s failure to deliver to Buyer a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Seller of the Final Settlement Statement as submitted by Buyer. The Parties shall agree with respect to the changes proposed by Seller, if any, no later than forty-five (45) days after receipt of Buyer’s proposed Final Settlement Statement. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the “Final Settlement Date.” If the Final Purchase Price is more than the Closing Amount, Buyer shall pay to Seller the amount of such difference by wire transfer in immediately available funds no later than five (5) days after the Final Settlement Date. If the Final Purchase Price is less than the Closing Amount, Seller shall pay the additional amount to Buyer by wire transfer in immediately available funds no later than five (5) days after the Final Settlement Date.
          (b) Dispute Resolution. If the Parties are unable to resolve a dispute as to the Final Purchase Price within sixty (60) days after Seller’s receipt of Buyer’s proposed Final Settlement Statement, the Parties shall submit the dispute to binding arbitration to be conducted in accordance with the provisions of Section 15.15.
     13.2 Records. Seller shall make the Records available for pick up by Buyer within ten (10) days after Closing. Seller may retain copies of the Records and Seller shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer agrees that the Records will be maintained in compliance with all applicable laws governing document retention.
     13.3 Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement, including assurances that Seller and Buyer are financially capable of performing any indemnification required hereunder.

ARTICLE 14
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS
     14.1 Buyer’s Assumption of Liabilities and Obligations. Upon Closing, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations (“Obligations”) accruing or relating to the (a) ownership and operation of the Assets after the Effective Time including owning, developing, exploring, operating or maintaining the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets, the payment of Property Expenses, the make-up and balancing obligations for overproduction of gas from the Wells, and all liability for royalty and overriding royalty payments and Production Taxes made with respect to the Assets; (b) the Buyer’s Environmental Liabilities; and (c) all Obligations accruing or relating to the ownership or operation of the Assets before the Effective Time, including Seller’s Environmental Liabilities, for which Claims have not been asserted pursuant to Section 14.4 before the end of the Survival Period, expressly provided that the Buyer will not assume (and the Assumed Liabilities expressly exclude) any litigation listed on Schedule 6.6 (collectively, the “Assumed Liabilities”).
     14.2 Seller’s Retention of Liabilities and Obligations. Upon Closing Seller shall retain and pay all Obligations relating to Seller’s ownership and operation of the Assets prior to the Effective Time, excluding, however, the Assumed Liabilities (collectively, the “Retained Liabilities”).
     14.3 Indemnification. “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, diminution of value of any Asset, loss of profits incurred by a Party hereto or loss incurred as a result of the indemnified party indemnifying a third party
     After the Closing, Buyer and Seller shall indemnify each other as follows:
          (a) Seller’s Indemnification of Buyer. Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer, its officers, directors, employees and agents, from and against all Losses which arise directly or indirectly from or in connection with (i) the Retained Liabilities, (ii) any matter for which Seller has agreed to indemnify Buyer under this Agreement and (iii) any breach by Seller of any of Seller’s representations, warranties or covenants hereunder.
          (b) Buyer’s Indemnification of Seller. Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its officers, directors, employees and agents, from and against all Losses which arise directly or indirectly from or in connection with (i) the Assumed Liabilities, (ii) any matter for which Buyer has agreed to indemnify Seller under this Agreement and (iii) any breach by Buyer of any of Buyer’s representations, warranties or covenants hereunder.

          (c) Limitations on Indemnity. Notwithstanding anything to the contrary set forth herein, Seller shall have no liability for indemnification hereunder pursuant to Section 14.3(a)(iii) or for any Losses arising in connection with or with respect to Section 14.3(a)(i) or (ii) until the total of all Losses with respect to such matters exceed one (1%) percent of the Purchase Price (the “Deductible”). The aggregate liability of Seller for indemnification with respect to Losses suffered by the Buyer shall not exceed forty (40%) percent of the Purchase Price (the “Cap”). Notwithstanding the above, the Deductible and the Cap will not apply to a breach of the Fundamental Representations. From and after the Closing, except as otherwise expressly provided hereunder, indemnification under Section 14.4 shall be the sole and exclusive remedy available to any Party hereto against any other Party hereto for any claims arising out of or based upon the matters set forth in this Agreement and the transactions contemplated hereby, and no Party shall seek relief against any other Party to this Agreement other than through indemnification provided in Section 14.4, subject to the limitations provided for in this Section 14.3(c); provided however, that nothing herein shall limit the nonmonetary equitable remedies of any Party with respect to any breach of any covenant or other agreement required to be performed after Closing.
     14.4 Procedure. The indemnifications contained in Section 14.4 shall be implemented as follows:
          (a) Claim Notice. The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written notice (a “Claim Notice”) to the other Party (“Indemnifying Party”) which, to be effective, must be delivered prior to the end of the Survival Period and must state: (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within thirty (30) days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.
          (b) Information. Promptly after the Indemnified Party receives notice of a claim or legal action by a third party that may result in a Loss for which indemnification may be sought under this Article 14 (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within sixty (60) days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter. In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article 14 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense with the Indemnifying Party’s consent which shall not be unreasonably withheld. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim. If the Indemnifying Party is entitled to, and does, assume the defense of any such Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Claim).
     14.5 No Insurance; Subrogation. The indemnifications provided in this Article 14 shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves, their successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from its respective insurers.
     14.6 Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.
     14.7 Disclaimers.
          (a) EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 6 ABOVE, AND SELLER’S SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT DOCUMENTS, THE PROPERTIES ARE BEING CONVEYED BY SELLER TO BUYER WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM, WAIVE AND RELEASE ANY EXPRESS WARRANTY OF MERCHANTABILITY, CONDITION OR SAFETY AND ANY EXPRESSED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; AND BUYER ACCEPTS THE PROPERTIES, “AS IS, WHERE IS, WITH ALL FAULTS, WITHOUT RECOURSE.” ALL DESCRIPTIONS OF THE WELLS, EQUIPMENT, FACILITIES, PERSONAL PROPERTY, FIXTURES AND STRUCTURES HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY SELLER HAVE BEEN AND SHALL BE FURNISHED SOLELY FOR BUYER’S CONVENIENCE, AND HAVE NOT CONSTITUTED AND SHALL NOT CONSTITUTE A REPRESENTATION OR WARRANTY OF ANY KIND BY SELLER. SELLER SHALL HAVE NO LIABILITY TO BUYER FOR ANY CLAIMS,

LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY, INCIDENTALLY OR CONSEQUENTIALLY, BY SUCH WELLS, EQUIPMENT, FACILITIES, PERSONAL PROPERTY, FIXTURES AND STRUCTURES, BY ANY INADEQUACY THEREOF OR THEREWITH, ARISING IN STRICT LIABILITY OR OTHERWISE, OR IN ANY WAY ARISING OUT OF BUYER’S PURCHASE THEREOF. BUYER EXPRESSLY WAIVES THE WARRANTY OF FITNESS AND THE WARRANTY AGAINST VICES AND DEFECTS, WHETHER APPARENT OR LATENT, IMPOSED BY ANY APPLICABLE STATE OR FEDERAL LAW. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE DISCLAIMERS CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” FOR THE PURPOSES OF SUCH APPLICABLE LAW.
          (b) SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE PROPERTIES BASED THEREON OR THE CONDITION OR STATE OF REPAIR OF ANY OF THE PROPERTIES; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF OIL, GAS OR OTHER SUBSTANCES FROM THE PROPERTIES, IT BEING ACKNOWLEDGED, AGREED AND EXPRESSLY UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL AND INDEPENDENT EVALUATION OF BUYER. BUYER ALSO STIPULATES, ACKNOWLEDGES AND AGREES THAT RESERVE REPORTS ARE ONLY ESTIMATES OF PROJECTED FUTURE OIL AND/OR GAS VOLUMES, FUTURE FINDING COSTS AND FUTURE OIL AND/ GAS SALES PRICES, ALL OF WHICH FACTORS ARE INHERENTLY IMPOSSIBLE TO PREDICT ACCURATELY EVEN WITH ALL AVAILABLE DATA AND INFORMATION.
ARTICLE 15
MISCELLANEOUS
     15.1 Schedules. The Schedules to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.
     15.2 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.
     15.3 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if sent by telecopy or facsimile transmission, when received, (iii) if mailed, five (5) business days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, one day after sending. All notices shall be addressed as follows:
If to Seller:
Delta Petroleum Corporation
370 17th Street, Suite 4300
Denver, CO 80202
Attn: Ted Freedman
Telephone: (303) 575-0349
Fax: (303) 293-0066
If to Buyer:
Wapiti Oil & Gas, L.L.C.
800 Gessner, Suite 700
Houston, Texas 77024
Attn: Bart Agee
Telephone: 713-365-8500
Fax: 713-365-8511
     Any Party may, by written notice so delivered to the other parties, change the address or individual to which delivery shall thereafter be made.
     15.4 Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.
     15.5 Assignment. Buyer shall not assign all or any portion of its respective rights or delegate all or any portion of its respective duties hereunder without the written consent of Seller, which consent shall not be unreasonably withheld, expressly provided that the Buyer may assign all or any portion of this Agreement or any portion of the Assets to an entity wholly owned or controlled by the Buyer.
     15.6 Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.
     15.7 Counterparts/Fax Signatures. This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic image scan transmission in .pdf format shall be deemed to be their original signatures for all purposes. Any Party that delivers an executed counterpart signature page by facsimile or by electronic scan transmission in .pdf format shall promptly thereafter deliver a manually executed counterpart signature page to each of the other Parties; provided, however, that the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.
     15.8 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority. The words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.
     15.9 Governing Law. This Agreement and the transactions contemplated hereby and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Texas, without regards to conflicts of laws principles.
     15.10 Entire Agreement. This Agreement, along with the Confidentiality Agreement executed between the Parties dated December 31, 2009, constitutes the entire understanding among the Parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.
     15.11 Knowledge.
          (a) “Seller’s Knowledge” means the actual knowledge of the Seller’s representatives listed on Schedule 15.11(a) hereto.
          (b) “Buyer’s Knowledge” means the actual knowledge of the Buyer’s representatives listed on Schedule 15.11(b) hereto.
     15.12 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns. Notwithstanding anything to the contrary herein, this Agreement is not a binding agreement between the Parties hereto unless and until this Agreement is duly executed in writing by representatives of the Parties and delivered by the Parties.
     15.13 Survival of Warranties, Representations and Covenants. All representations and warranties, covenants, indemnities and performance obligations in this Agreement shall survive the Closing and remain in full force and effect until August 30, 2011 at 5:00 p.m., Houston, Texas time (“Survival Period”), except for those representations and warranties set forth in Sections 6.1, 6.2, 6.3 with respect to the Seller, or Sections 7.1, 7.2 or 7.3 with respect to the Buyer, which representations will survive indefinitely (the “Fundamental Representations”). If a Claim Notice has been properly delivered before the date any representation, warranty, covenant, or performance obligation would otherwise expire under this Section alleging a right to indemnification or defense for Losses arising out, relating to, or attributable to the breach of such representation, warranty, covenant, or performance obligation, such representation, warranty, covenant, or performance obligation shall continue to survive until the claims asserted in such

Claim Notice that are based on the breach of such representation, warranty, covenant, or performance obligation have been fully and finally resolved under the terms of this Agreement or by agreement (including a settlement agreement) of the Parties. The Parties hereby agree to waive any claims of indemnification they may have against each other in connection with the Prior Purchase Agreement.
     15.14 No Third-Party Beneficiaries. This Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns.
     15.15 Dispute Resolution and Arbitration. Unless this Agreement specifically requires the Parties to arbitrate a specific matter hereunder, the Parties have all of the rights that they would have under law and equity with respect to any dispute hereunder. If this Agreement specifically requires arbitration, the following provisions shall apply to any arbitration conducted pursuant to this Agreement:
          (a) Within ten (10) days after written demand by either Party for arbitration, the Parties shall select a single, independent arbitrator as described in Section 4.3 with respect to Title Disputed Matter, and Section 13.1(b) with respect to the Final Settlement Statement. As to disputes involving Title Disputed Matters pursuant to Section 4.3, the list of arbitrators shall be qualified by education, knowledge and experience with title defects affecting the types of properties which are subject to the disputed Title Defect and have a minimum of ten years experience with such types of defects and properties. If the Parties cannot agree on the selection of such arbitrator, then the arbitrator shall be selected from the list by the Judicial Arbiter Group.
          (b) The arbitration shall be governed by Texas law but the specific procedure to be followed shall be determined by the arbitrator. It is the intent of the Parties that the arbitration be conducted as efficiently and inexpensively as possible, with only limited discovery as determined by the arbitrator without regard to the discovery permitted under the Texas or Federal Rules of Civil Procedure.
          (c) The arbitration proceeding shall be held in Houston, Texas , and a hearing shall be held no later than sixty (60) days after submission of the matter to arbitration, and a written decision shall be rendered by the arbitrators within thirty (30) days of the hearing.
          (d) At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitrator shall consider any evidence and testimony that he or she determines to be relevant, in accordance with procedures that it determines to be appropriate.
          (e) Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made.
          (f) The costs incurred in employing the arbitrators, including the arbitrators’ retention of any independent qualified experts, shall be borne 50% by the Seller and 50% by Buyer.
          (g) The arbitrator’s award may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment of such court.

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

SELLER: DELTA PETROLEUM CORPORATION
By:	/s/ Carl Lakey
Carl Lakey, Chief Executive Officer

BUYER: WAPITI OIL & GAS, L.L.C.
By:	/s/ Ryan O’Shaugnessy
Ryan O’Shaughnessy, Senior Vice President